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                                                                    EXHIBIT 10.9

                          NATIONAL AUTO CREDIT, INC.
                                  LETTERHEAD


April 5, 2000

James J. Cotter, Chairman
Reading Entertainment, Inc.
One Penn Square West
30 South Fifteenth Street, Suite 1300
Philadelphia, PA 19103-4831

     Re:  Acquisition of Domestic Cinema Assets

Dear Mr. Cotter:

As we have discussed, National Auto Credit, Inc. ("National") is interested in entering into the motion picture exhibition business in the United States through it wholly-owned subsidiary National Cinemas, Inc. ("National Cinemas"). National and National Cinemas have entered into an agreement (the "Angelika Agreement") with Reading Entertainment, Inc. ("RDG" and collectively with its consolidated subsidiaries, "Reading") to acquire a 50% membership interest in Angelika Film Centers, LLC ("AFC"). The purpose of this letter is to set out the terms under which Reading has agreed to grant to National an option to acquire the remainder of Reading's domestic cinema assets.

A.   The Option Fee: Promptly following the execution and delivery of this
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letter agreement, National will transfer to Reading the sum of $500,000, in consideration of the rights granted by Reading to National pursuant to this letter agreement.

B.   The Assets Covered: In consideration of the payment of this fee, National
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will have the option, as described hereinbelow, to acquire the following assets:

     1.   The City Cinemas Rights: These are the rights held by Reading under
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that certain Agreement in Principle between RDG, James J. Cotter and Michael
Forman dated December 2, 1998, a copy of which is appended as Appendix A to this letter (the "City Cinemas Agreement"), other than the right to acquire the 1/6th interest in AFC and the right to acquire by merger Off Broadway, Inc. described in that Agreement in Principle. The purchase price of this asset will be an amount equal to Reading's transaction costs with respect to such transaction (including reimbursement of the $1 million deposit previously made by Reading and which counts as a credit against the option fee specified in the City Cinemas Agreement).

     2.   The Domestic Cinema Assets: These include the following cinema assets:
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          a)   The remaining interest held by Reading in AFC (including the interest being acquired pursuant to the City Cinemas Agreement);
          b)   The Angelika Film Center Houston (Houston, Texas);
          c)   The Reading Mansville 12 (Mansville, New Jersey);
          d)   The St. Anthony Main (Minneapolis, Minnesota);
          e)   The Tower Cinema (Sacramento, California)
          f)   The Angelika Film Center Buffalo (Buffalo, New York); and
          g)   The Angelika Film Center Dallas (under development in Dallas,
               Texas).

          Provided, that Reading is currently in negotiations with respect to the Angelika Film Center Buffalo, and may terminate its rights and obligations with respect to such cinema complex if it is not satisfied with the results of such negotiation.

          The purchase price of the Domestic Cinema Assets will be as follows:

          a) With respect to the remaining interest in AFC, the million; amount of $13.5
          b) With respect to the cinemas at Houston, Mansville, Minneapolis, Sacramento and Buffalo, the lesser of Reading's historic cost basis in such assets and the fair market value of such cinemas (such fair market value to be determined, in the event of dispute between the parties, by binding arbitration under the rules of the American Arbitration Association); and
          c) With respect to the cinema under development in Dallas, Reading's cost basis in such asset.

C.   Exercise Option: National will have a period of sixty (60) days, through
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and including June 5, 2000 in which to determine whether or not it wishes to proceed with the acquisition of the City Cinema Rights and the Domestic Cinema Assets. National shall have the right to extend the sixty (60) day period provided in the immediately preceding sentence for up to two (2) additional periods of thirty (30) days, by written notice to Reading given on or before the expiration of such sixty (60) day period (or extension thereof) accompanied by payment to Reading of $100,000 in immediately available funds for each such thirty (30) day extension. If National determines that it wishes to exercise the option, it will give written notice of that election to Reading within this period. Thereafter, National and Reading will cooperate and work in good faith to complete the definitive documentation necessary to complete the transaction, with an intention to close such transactions within sixty (60) days of the date of such election. Closing shall be subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act.

D.   Citadel Offer: In the event that National elects to exercise the Option
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that is the subject of this letter agreement, National will offer to Citadel
Holding Corporation ("Citadel") the right to form a joint venture with National or National Cinemas (as the case may be) to acquire the City Cinemas Rights and the Domestic Cinema Assets. The joint venture would be structured as a

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Delaware limited liability company, and would be generally on the terms set out in Appendix B to this letter. Citadel will have until the later of (i) thirty
(30) days following the date on which National offers Citadel such right and
(ii) two (2) business days following the date on which National notifies Citadel (by coy of its notice to Reading) whether it elects to exercise the option granted to National by RDG and FA, Inc. by letter of even date herewith to purchase the additional 1/3 Membership Interest in AFC held by FA, Inc., in which to elect in writing to accept such offer. Thereafter, if Citadel elects to accept such offer, National and Citadel will cooperate and work in good faith to complete the definitive documentation necessary to complete the transaction within the time periods specified above. If Citadel has elected to participate in the joint venture and then fails for any reason, other than default by National or National Cinemas, to close, National will be entitled, at its option, within ten (10) business days of such default, to revoke through written notice to Reading, its exercise of the option to acquire the city Cinema Rights and the Domestic Cinema Assets.

E.   Exclusivity: Reading agrees to deal exclusively with National during the
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term of this option; provided, however, that Reading will be entitled to continue its negotiations with Citadel and to enter into agreements with Citadel with respect to the City Cinema Rights and the Domestic Cinema Assets, so long as any agreements entered into with Citadel are entered into subject to the rights of National under this letter agreement. National also acknowledges and agrees that Reading may elect to dispose of its interest in the Angelika Film Center Buffalo separate from this agreement.

F.   Return of Option Fee: In the event of failure to close the acquisition of
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the City Cinemas Rights and the Domestic Cinema Assets due to default on the part of Reading, National will be entitled to a refund of the option fee. In all other cases, such fee will be deemed fully earned by Reading upon the execution and delivery of this letter agreement by Reading.

G.   Form and Payment of the Purchase Price: The purchase price will be paid in
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full at the Closing by wire transfer of currently available funds. In the event of such a closing, the option fee will be credited to the purchase price (including any fee paid for the extension thereof).


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Should you have any questions, please feel free to contact me at (440) 349-1000.

Sincerely,

/s/ David L. Huber

David L. Huber
Chairman of the Board and
Chief Executive Officer

ACCEPTED AND AGREED
AS OF THIS 5th DAY
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OF APRIL, 2000

READING ENTERTAINMENT, INC.

By:  /s/ S. Craig Tompkins
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Its: Vice Chairman
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